Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-56697, 333-32118, 333-62714, 333-116431, 333-134938, 333-151540 and 333-182214 on Form S-8, No. 333-188170 on Form S-3 and No. 333-188172 on Form S-4 of PowerSecure International, Inc. (f.k.a. Metretek Technologies, Inc. and Marcum Natural Gas Services, Inc.) of our report dated December 19, 2014 relating to the audited financial statements of the Power Design, Inc. Mission Critical Division as of September 30, 2014, and for the nine month period then ended, and as of December 31, 2013 and for one year period then ended, included in this Current Report on Form 8-K/A of PowerSecure International, Inc.

/s/ HEIN & ASSOCIATES LLP

Hein & Associates LLP

Denver, Colorado

December 19, 2014